UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2008

AIRSPAN NETWORKS INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 310, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition.

In a press release dated February 27, 2008, Airspan Networks Inc. (the “Company”) announced results for the quarter and year ended December 31, 2007. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 8.01. Other Events.

The Company has been dealing with its customer Deutsche Breitband Dienste GmbH (“DBD”) since 2005.  DBD recently advised the Company that as a result of a strategic change in their business undertaken at the direction of their board, DBD would not accept future deliveries of WiMAX units. The referenced WiMAX units have a value of approximately $4.6 million in accordance with the terms of a purchase order, which has a total value of approximately $10.8 million. The Company has acquired or made commitments to suppliers for inventory related to this contract in the amount of $2.1 million.

At December 31, 2007, the accounts receivable balance due from DBD to Airspan under its agreements with DBD was $4.7 million payable over the first three quarters of 2008. In January 2008, DBD has also advised the Company that they intend to offset $1 million related to returns of products under the Company’s warranty procedure. The Company continues to repair and return units under the warranty procedure.

The Company does not agree with DBD’s position on either the cancellation of the purchase order commitment or its attempted unilateral reduction of the accounts receivable balance. On February 1, 2008, the Company sent a letter before action to DBD warning that court proceedings would be commenced if the Company’s demands were not met.

While the outcome of litigation cannot be predicted with certainty, the Company believes that there is a strong likelihood that Airspan would be able to recover judgment in the English courts for the full amount of the outstanding accounts receivable balance, together with an amount for damages.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits

99.1	Press Release dated February 27, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIRSPAN NETWORKS INC.

By:	/s/ David Brant

David Brant
Senior Vice President and Chief Financial Officer

Date: February 27, 2008

EXHIBIT INDEX

99.1	Press Release dated February 27, 2008